Exhibit 10.1

EXECUTION VERSION

VILLAGE FARMS INTERNATIONAL, INC.

and

EMERALD HEALTH THERAPEUTICS, INC.

SHARE PURCHASE AGREEMENT

September 8, 2020

- i -

TABLE OF CONTENTS

(continued)

- ii -

TABLE OF CONTENTS

(continued)

Schedules

Schedule 2.1(c)(ii)	–	Form of Promissory Note

Schedule 5.8(a)	–	List of Resigning Directors and Officers and Form of Resignation and Mutual Release

Schedule 5.8(b)	–	Form of SHAG Termination Agreement

Schedule 5.8(c)	–	Form of Non-Solicitation Agreement

- iii -

THIS SHARE PURCHASE AGREEMENT is dated September 8, 2020 and made among VILLAGE FARMS INTERNATIONAL, INC., a corporation formed under the laws of Canada (“Village Farms”), and EMERALD HEALTH THERAPEUTICS, INC., a corporation formed under the laws of British Columbia (“Emerald”).

RECITALS

WHEREAS Village Farms and Emerald Health Therapeutics Canada Inc. (“Emerald Canada”), a wholly-owned subsidiary of Emerald, are the sole shareholders of Pure Sunfarms Corp., a corporation formed under the laws of the province of British Columbia (“PSF”);

AND WHEREAS on June 6, 2017, Village Farms, Emerald, Emerald Canada and PSF entered into a shareholders agreement (the “Shareholders Agreement”) to govern the business and affairs of PSF;

AND WHEREAS Village Farms wishes to purchase from Emerald, and Emerald wishes to sell to Village Farms, 36,958,500 common shares in the capital of PSF, representing 41.3% of the issued and outstanding shares of PSF on a fully-diluted basis and all of the remaining shares of PSF not held by Village Farms (the “Purchased Shares”), upon the terms and subject to the conditions set forth herein (the “Transaction”);

AND WHEREAS the board of directors of Emerald has unanimously determined, after receiving financial and legal advice and following receipt of the Fairness Opinion (as defined herein) that the Transaction is fair and in the best interests of Emerald and to recommend to the Emerald Shareholders (as defined herein) that they vote their common shares of Emerald in favour of the Emerald Resolution (as defined herein), upon the terms and subject to the conditions set forth herein;

AND WHEREAS Emerald Health Sciences Inc., Anson Funds and all members of the board of directors and senior officers of Emerald, prior to or concurrently with the execution of this Agreement, entered into Voting and Support Agreements (as defined herein);

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal, inquiry or expression of interest (written or oral) from any Person or group of Persons other than Village Farms (or any Affiliate of Village Farms or any Person acting jointly or in concert with Village Farms or any Affiliate of Village Farms) after the date of this Agreement relating to, in each case whether in a single transaction or a series of related transactions:

(a)

any direct or indirect sale or disposition or purchase or joint venture (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale or disposition or purchase), in a single transaction or series of transactions, of voting or equity securities of PSF (or rights or interests therein); or

(b)

any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up, joint venture, partnership, amendment to constating documents, redemption of securities, transfer, purchase, issuance, distribution or other transaction or series of transactions involving PSF that would have the same effect as the foregoing.

“Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly Controlling, Controlled by or under common Control with that Person, or (b) any other Person that owns or controls 50% or more of any class of voting equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its affiliates. For greater certainty, for purposes of this Agreement, PSF (i) shall not be considered an Affiliate of Emerald, and (ii) prior to Closing, shall not be considered an Affiliate of Village Farms (but shall be considered an Affiliate of Village Farms from and after Closing).

“Agreement” means this share purchase agreement and the schedules and exhibits attached to it or otherwise forming part of it, as the same may be amended, restated, replaced, supplemented or novated from time to time; and the words “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this share purchase agreement.

“Ancillary Agreements” means, collectively, the D&O Mutual Releases, the SHAG Termination Agreement and the Non-Solicitation Agreement.

“Applicable Laws” means any and all applicable (a) laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations, by-laws and ordinances of any Governmental Authority, including all Cannabis Laws and Securities Laws, (b) judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings or awards of any Governmental Authority, and (c) policies, guidelines, notices and protocols, to the extent that they have the force of law.

“Authorization” means, with respect to any Person, any order, permit, registration, approval, consent, waiver, licence or other authorization issued, granted, given or authorized by, or made applicable under the authority of, any Governmental Authority having jurisdiction over such Person.

“Board Recommendation” has the meaning specified in Section 5.4(b).

“Business” means the business of PSF as currently conducted.

“Business Day” means any day, other than a Saturday, Sunday or statutory or civic holiday in Toronto, Ontario or Vancouver, British Columbia.

“Cannabis Laws” means the Cannabis Act (Canada) and any other law, statute, rule or regulation in Canada or any other applicable jurisdiction (including any province, territory or other sub-jurisdiction) relating in any way to the production, cultivation, possession, storage, transportation, distribution, sale or use of cannabis and related substances and products, and including all regulations, official directives, orders, judgments and decrees promulgated under any of the foregoing.

“Change in Recommendation” has the meaning specified in Section 9.1(f).

“Closing” means the completion of the transaction of sale contemplated in this Agreement.

“Closing Date” means the date that is five (5) Business Days after the date on which the last of the conditions set out in Article 7 and Article 8 has been satisfied (or, to the extent permitted, waived by the Party or Parties entitled to the benefit thereof), other than conditions with respect to actions that by their terms the Parties will take at Closing itself, or such other date as the Parties may agree in writing.

“Closing Documents” means, collectively, the documents listed in Section 7.12 to be delivered by Emerald at Closing and the documents listed in Section 8.10 to be delivered by Village Farms at Closing.

“Consent” means any consent, approval, permit, waiver, ruling or exemption that is required from, and any notice that is required to be provided to, any Person in connection with the transactions contemplated by this Agreement, other than any Regulatory Approval.

“Control” (and the terms “Controlling”, “Controlled”, and “under common Control with”) means, as applied to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Records” means, with respect to any Person, the corporate records of such Person, including (a) all constating documents, articles and by-laws, (b) all minutes of meetings and resolutions of shareholders and directors, and (c) the share certificate books, securities register, register of transfers and register of directors (or equivalent).

“D&O Mutual Releases” has the meaning specified in Section 5.8(a).

“Dissent Rights” means the rights of dissent exercisable by registered Emerald Shareholders in respect of the Emerald Resolution pursuant to and in the manner set forth in Division 2 of Part 8 of the Business Corporations Act (British Columbia).

“Emerald” has the meaning specified in the preamble to this Agreement.

“Emerald Canada” has the meaning specified in the Recitals.

“Emerald Circular” means the notice of the Emerald Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, and information incorporated by reference in, such management information circular, to be sent to, among others, the Emerald Shareholders and each other Person as required by Applicable Laws in connection with the Emerald Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Emerald Fundamental Representations” has the meaning specified in Section 10.3(b).

“Emerald Indemnified Parties” has the meaning specified in Section 10.2.

“Emerald Meeting” means the annual and special meeting of Emerald Shareholders, including any adjournment or postponement of such meeting in accordance with the terms of this Agreement, to be called and held in accordance with Applicable Laws and the Corporate Records of Emerald to consider and, if deemed advisable, approve the Emerald Resolution and the annual meeting business.

“Emerald Note” means the promissory note dated March 6, 2020 issued by Emerald Canada in favour of PSF in the principal amount of $952,237.

“Emerald Resolution” means the special resolution of the Emerald Shareholders approving the Transaction to be considered at the Emerald Meeting.

“Emerald Shareholder” means a registered or beneficial holder of a common share of Emerald.

“Encumbrance” means (a) any mortgage, charge, pledge, hypothec, security interest, assignment, encumbrance (statutory or otherwise), privilege, easement, servitude, pre-emptive right or right of first refusal, ownership or title retention agreement, restrictive covenant or conditional sale agreement, and (b) any other encumbrance of any nature or any arrangement or condition which, in substance, secures payment or performance of an obligation.

“Expense Reimbursement Fee” has the meaning specified in Section 9.3(d).

“Fairness Opinion” means the opinion of the Financial Advisor, delivered to the board of directors of Emerald, to the effect that, as of the date of such opinion, the Transaction is fair, from a financial point of view, to Emerald.

“Financial Advisor” means Haywood Securities Inc.

“Governmental Authority” means any (a) international, multinational, national, federal, provincial, territorial, state, municipal, local or other governmental or public department, central bank, court, commission, board, tribunal, bureau or agency, domestic or foreign, including Health Canada, (b) any self-governed body with authority to regulate the activities carried out or performed in the course of the Business and the conduct of Village Farms, Emerald or PSF, as applicable, (c) any subdivision or authority of any of the above, or (d) any quasi-governmental or private body exercising any regulatory, expropriation or Tax Authority under or for the account of any of the above.

“IFRS” means Independent Financial Reporting Standards as issued by the International Accounting Standards Board.

“Indemnified Person” has the meaning specified in Section 10.5(a).

“Indemnifying Party” has the meaning specified in Section 10.5(a).

“Interim Period” means the period between the entering into of this Agreement by the Parties and Closing.

“Losses” means any and all deficiencies, damages, claims, losses, liabilities, judgments, settlements, awards, fines, costs, obligations, Taxes, loss of value (including losses or damages calculated based on diminution of value, lost profits or a multiple of lost earnings), interest, penalties, expense or assessments of any kind, including reasonable attorney’s fees and the cost of enforcing any right to indemnification hereunder.

“Mailing Deadline” means September 30, 2020.

“Meeting Deadline” means October 30, 2020.

“Misrepresentation” has the meaning ascribed thereto under Securities Laws.

“Non-Solicitation Agreement” has the meaning specified in Section 5.8(c).

“Notice” has the meaning specified in Section 11.1.

“Order” means any decision, injunction, order, directive, ruling, subpoena, decree, judgement, award, writ or verdict entered, issued, made or rendered by any Governmental Authority.

“Ordinary Course” means, with respect to an action taken by a Person, that (a) the action is consistent in nature, scope and magnitude with the past customs, practices and procedures of such Person or its business, as the case may be, and is taken in the ordinary course of the normal day-to-day operations of such Person or its business and (b) the action is not required to be authorized by the board of directors, managers or members of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

“Outside Date” means November 30, 2020 or such later date as may be agreed to in writing by the Parties.

“Parties” means Village Farms and Emerald and their respective successors and permitted assigns; and “Party” means any one of the Parties.

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments or governmental charges or levies which relate to obligations not yet due or delinquent and for which adequate reserves have been recorded in accordance with IFRS, (b) easements, servitudes, right of way, encroachments and other minor imperfections of title, zoning, land use, development agreements, subdivision agreements, building restrictions, ordinances or other restrictions, bylaws or regulations which do not and will not, materially adversely affect the value of any leased or owned real property of PSF affected thereby or impair the use of such real property affected thereby for the purpose for which it is used, (c) undetermined or inchoate Encumbrances arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with Applicable Laws or of which written notice has not been given in accordance with Applicable Laws, (d) mechanics’, carriers’, workmen’s, repairmen’s, service provider’s or other like Encumbrances for sums that are not overdue, or if overdue, that are being contested in good faith, arising or incurred in the Ordinary Course, (e) the rights of any landlord or any Person under any lease of real property occupied by such Person as tenant and Encumbrances, reservations and renewals of freehold interest in any such property having priority to any such leases and (f) Encumbrances or title retention arrangements arising under conditional sales contracts, leases (including capital leases, those relating to equipment, vehicles or otherwise) or to secure the payments of the purchase price or repayment of monies borrowed to pay the purchase price of any assets or property hereafter or previously acquired by such Person.

“Person” means a natural person, partnership, limited partnership, limited liability partnership, syndicate, sole proprietorship, corporation or company (with or without share capital), limited liability company, stock company, trust, unincorporated association, joint venture or other entity or Governmental Authority.

“Pre-Closing Reorganization” has the meaning specified in Section 5.10(a).

“Proceeding” means civil, criminal or administrative actions, claims, suits, inquiries, investigations, complaints, or proceedings, at law or in equity, by any Person, or any arbitration, administrative or other proceeding by or before (or any investigation by) any court, administrative agency, arbitrator, tribunal, board, Governmental Authority or other competent authority.

“PSF” has the meaning specified in the Recitals.

“PSF Credit Agreement” means the second amended and restated credit agreement dated June 30, 2020 among PSF, as borrower, the Lenders and Bank of Montreal, as administrative agent, lead arranger and sole bookrunner.

“PSF Lenders” means the lenders party to the PSF Credit Agreement.

“Purchase Price” has the meaning specified in Section 2.1(b).

“Purchased Shares” has the meaning specified in the Recitals.

“Regulatory Approval” means any consent, approval, permit, waiver, ruling, or exemption that is required from, and any notice that is required to be provided to, any Governmental Authority pursuant to any Applicable Law or the conditions of any applicable Order, in each case in connection with the transactions contemplated by this Agreement.

“Representative” means, with respect to any Person, any officer, director, employee, representative (including any financial or other advisor) or agent of such Person or of any of its Affiliates.

“Securities Authority” means the Ontario Securities Commission and any other applicable securities commissions or securities regulatory authority of a province or territory of Canada.

“Securities Laws” means the securities Laws of each of the provinces and territories of Canada, the policies and regulations of any stock exchange on which the applicable Party’s securities are listed and posted for trading, and all other applicable securities laws, rules, regulations, instruments and published policies thereunder, as now in effect and as they may be promulgated or amended from time to time.

“SHAG Termination Agreement” has the meaning specified in Section 5.8(b).

“Shareholders Agreement” has the meaning specified in the Recitals.

“Subsidiary” means, with respect to any Person, any other Person that is Controlled, directly or indirectly, through one or more intermediaries, by such person or, where such Person is a limited partnership, by the general partner of such Person.

“Tax Authority” means any local, municipal, governmental, state, provincial, territorial, federal or other fiscal, customs or excise authority, body or officials anywhere in the world with responsibility for, and competent to impose, collect or administer, any form of Tax.

“Taxes” means: (a) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employer health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; and (b) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority on or in respect of amounts of the type described in clause (a) or this clause (b).

“Termination Fee” has the meaning specified in Section 9.3(b)(i).

“Termination Fee Event” has the meaning specified in Section 9.3(b)(ii).

“Third Party Claim” has the meaning specified in Section 10.5(a).

“Transaction” means has the meaning specified in the Recitals.

“Village Farms” has the meaning specified in the preamble to this Agreement.

“Village Farms Credit Facilities” means collectively, (i) the term facility among Village Farms and certain Affiliates, as guarantors, and Farm Credit Canada entered into on March 28, 2013, as amended from time to time, (ii) the operating credit facility among Village Farms and a Canadian chartered bank dated August 29, 2013, as amended from time to time, and (iii) the loan agreement between VF Clean Energy, Inc. and a Canadian chartered bank dated July 31, 2014, as amended from time to time.

“Village Farms Fundamental Representations” has the meaning specified in Section 10.3(c).

“Village Farms Indemnified Parties” has the meaning specified in Section 10.1.

“Village Farms Lenders” means the lenders under the Village Farms Credit Facilities.

“Voting and Support Agreement” has the meaning specified in Section 3.1.

“Willful Breach” means a breach that is a consequence of any act undertaken by the breaching Party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

1.2	Gender and Number

Any reference in this Agreement to gender includes all genders and words importing the singular include the plural and vice versa.

1.3	Certain Phrases and Calculation of Time

(a)

In this Agreement (i) the words “including” and “includes” mean “including (or includes) without limitation”, and (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”. If the last day of any such period is not a Business Day, such period will end on the next Business Day.

(b)

When calculating the period of time “within” which or “following” which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is to be excluded from the calculation. If the last day of any such period is not a Business Day, such period will end on the next Business Day.

(c)	Any reference to a number of days shall refer to calendar days unless Business Days are specified.

1.4	Headings, etc.

The inclusion of a table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect or be used in the construction or interpretation of this Agreement.

1.5	References to the Schedules and Exhibits

Unless otherwise indicated, all references herein to sections, articles, exhibits or schedules shall be deemed to refer to Sections, Articles, Exhibits or Schedules of or to this Agreement, as applicable.

1.6	Currency

All monetary amounts in this Agreement, unless otherwise specifically indicated, are stated in Canadian dollar currency.

1.7	Knowledge

(a)

Where any representation or warranty in this Agreement is qualified by reference “to the knowledge of Emerald” or “of which Emerald becomes aware”, it is deemed to refer to the actual knowledge of Avtar Dhillon, Jim Heppell, Riaz Bandali and Jenn Hepburn after reasonable inquiry.

(b)

Where any representation or warranty in this Agreement is qualified by reference “to the knowledge of Village Farms” or “of which Village Farms becomes aware”, it is deemed to refer to the actual knowledge of Michael DiGiglio and Stephen Ruffini, after reasonable inquiry.

1.8	Statutory References

Unless otherwise specifically indicated, any reference to a statute in this Agreement refers to that statute and to the regulations made under that statute.

1.9	No Presumption

The Parties and their counsel have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. If an ambiguity or a question of intent or interpretation arises, this Agreement and each of the Ancillary Agreements are to be construed as if drafted jointly by the Parties. No presumption or burden of proof should arise in favour of any Party by virtue of the authorship of any provision of this Agreement or any of the Ancillary Agreements.

1.10	Governing Law

(a)

This Agreement is governed by and is to be interpreted, construed and enforced in accordance with the laws of the province of Ontario and the federal laws of Canada applicable therein, without regard to conflict of law principles.

(b)

Each of the Parties irrevocably attorns and submits to the exclusive jurisdiction of the Ontario courts situated in the City of Toronto in any action or proceeding arising out of or relating to this Agreement. Each of the Parties waives objection to the venue of any action or proceeding in such court or any argument that such court provides an inconvenient forum.

ARTICLE 2

PURCHASED SHARES AND PURCHASE PRICE

2.1	Purchase and Sale

(a)

Subject to the terms and conditions of this Agreement, Village Farms agrees to purchase at Closing, and Emerald agrees to cause Emerald Canada to sell to Village Farms at Closing, the Purchased Shares, free and clear of all Encumbrances.

(b)	Subject to Section 2.2, the purchase price payable by Village Farms to Emerald for the Purchased Shares shall be $79,900,000 (the “Purchase Price”).

(c)	At Closing, the Purchase Price for the Purchased Shares shall be satisfied in full as follows:

(i)

Village Farms shall pay an amount in cash equal to no less than $60,000,000, and shall use commercially reasonable efforts to pay an amount in cash equal to the full Purchase Price, via wire transfer of immediately available funds to an account specified by Emerald; and

(ii)

to the extent that the amount paid pursuant to Section 2.1(c)(i) is less than the full Purchase Price, Village Farms shall deliver to Emerald a promissory note substantially in the form of Schedule 2.1(c)(ii) in an amount equal to the difference between the Purchase Price and such amount paid pursuant to Section 2.1(c)(i).

2.2	Purchase Price Adjustment

The Purchase Price shall be increased by the principal amount of the Emerald Note, plus any accrued and unpaid interest thereon, to the extent that the obligation to repay the Emerald Note has not been assumed by Village Farms at Closing.

2.3	Closing and the Closing Date

Closing shall take place remotely via the exchange of documents and signatures at 8:00 a.m. (Toronto time) on the Closing Date or at such other place, on such other date and at such other time as may be agreed upon in writing by the Parties.

2.4	Closing Procedures

At Closing, subject to satisfaction or waiver by the relevant Party of the conditions of Closing, Emerald shall deliver or cause to be delivered to Village Farms share certificates representing the Purchased Shares endorsed in blank for transfer or accompanied by irrevocable share transfer powers of attorney executed in blank, in either case, by the holders of record or a valid power of attorney.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF EMERALD

Emerald represents and warrants to Village Farms as follows, and Emerald acknowledges that Village Farms is relying upon the accuracy of the following representations and warranties in entering into this Agreement and purchasing the Purchased Shares:

3.1	Board Approval

The board of directors of Emerald, after receiving financial and legal advice, has unanimously determined that the Transaction is in the best interests of Emerald and has resolved to unanimously recommend to the Emerald Shareholders that they vote their common shares in favour of the Emerald Resolution at the Emerald Meeting and such approvals and resolutions have not been withdrawn, amended or rescinded. The board of directors of Emerald has received the verbal Fairness Opinion and such verbal Fairness Opinion has not been withdrawn, amended, modified or rescinded. Prior to the Mailing Deadline, the board of directors of Emerald will receive the written Fairness Opinion (a copy of which will be provided to Village Farms prior to the Mailing Deadline) and such written Fairness Opinion shall not be withdrawn, amended, modified or rescinded. The board of directors of Emerald has approved the Transaction and the execution and performance of this Agreement. Each of the directors and senior officers of Emerald have entered into a voting and support agreement (each, a “Voting and Support Agreement”) pursuant to which he or she will vote all the common shares of Emerald held by him or her in favour of the Emerald Resolution in accordance with the terms thereof and will, accordingly, so represent in the Emerald Circular.

3.2	Corporate Power and Due Authorization of Emerald

Emerald has been duly incorporated and organized and is validly existing and in good standing under the laws of the province of British Columbia. Emerald has the corporate power, authority and capacity to enter into, and to perform its obligations under, this Agreement and each of the Ancillary Agreements to which it is a party. This Agreement has been, and the Ancillary Agreements have been, duly authorized by Emerald. This Agreement has been duly executed and delivered by Emerald and constitutes, and each of the Ancillary Agreements to which Emerald is a party when executed by Emerald will constitute, a legal, valid and binding obligation of Emerald, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and to the applicability of equitable principles. No other corporate proceedings on the part of Emerald or its Affiliates are necessary to authorize the consummation of the transactions contemplated by this Agreement and each of the Ancillary Agreements to which Emerald is a party other than the approval of the board of directors of Emerald of the Emerald Circular and the approval by the Emerald Shareholders of the Emerald Resolution.

3.3	No Conflict

None of the entering into of this Agreement or any Ancillary Agreement, the sale of the Purchased Shares or the performance by Emerald of any of its obligations under this Agreement or any Ancillary Agreement shall (i) contravene, breach or result in any default under the articles, by-laws, constating documents or other organizational documents of Emerald or Emerald Canada, (ii) conflict with, constitute a breach or violation of, or a default under, or give rise to any Encumbrance (other than Permitted Encumbrances) or any acceleration of remedies, penalty, increase or decrease in benefit payable or right of termination, unilateral modification, suspension, revocation or cancellation under, or forfeiture of, or result in or constitute a circumstance which, with or without notice or lapse of time or both would constitute any of the foregoing under, as applicable, any Authorization or any agreement, contract or instrument of Emerald or Emerald Canada or any agreement, contract or instrument to which any assets of Emerald or Emerald Canada are subject, or (iii) violate, conflict with or result in the breach of any Applicable Law or any order, writ, injunction, subpoena, ruling, stipulation, decision, determination, award or decree issued by any court or Governmental Authority applicable to Emerald or Emerald Canada or any of their respective assets or properties.

3.4	Consents and Authorizations

No Regulatory Approval or Consent is required to be obtained or made by Emerald or Emerald Canada in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement, except (a) the Consent from the PSF Lenders pursuant to the PSF Credit Agreement to the transfer of the Purchased Shares; (b) Consent from PSF to the assumption by Village Farms of Emerald Canada’s obligations under the Emerald Note; (c) Regulatory Approval from the TSX Venture Exchange to the transfer of the Purchased Shares; (d) Consents already obtained pursuant to the Voting and Support Agreements; and (e) any Regulatory Approval or Consent where failure to obtain such Regulatory Approval or Consent would not be material to PSF.

3.5	Litigation

There are no Proceedings current or pending or, to the knowledge of Emerald, threatened against Emerald or Emerald Canada or their respective businesses enjoining, restricting or prohibiting any of the transactions contemplated herein; no event has occurred or circumstance exists which may reasonably (with or without the passage of time) give rise to or serve as a basis for the commencement of any such Proceeding by, against or affecting Emerald or Emerald Canada or their respective businesses; and none of Emerald or Emerald Canada have entered into any Proceeding, settlement agreement or other arrangement that challenges, or that may reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise materially interfering with, any of the transactions contemplated herein.

3.6	Bankruptcy

There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to the knowledge of Emerald, threatened against Emerald or Emerald Canada.

3.7	Title to Purchased Shares

The Purchased Shares are owned by Emerald Canada as the registered and beneficial owner thereof, with good and valid title thereto, free and clear of all Encumbrances other than transfer restrictions under Securities Laws and the Shareholders Agreement. Upon completion of the transactions contemplated by this Agreement, Emerald will cause Emerald Canada to transfer to Village Farms legal and beneficial and good and valid title to each of the Purchased Shares, free and clear of all Encumbrances.

3.8	No Other Agreements

Except for the rights of Village Farms under this Agreement and the shareholders’ rights under the Shareholders Agreement, no Person has any written or oral agreement, option, warrant, understanding or commitment or any right or privilege (whether by law, contractual or otherwise) capable of becoming such for:

(a)	the purchase or acquisition from Emerald Canada of any of the Purchased Shares; or

(b)	the purchase, subscription, allotment or issuance of any of the unissued shares or other securities of PSF.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF VILLAGE FARMS

Village Farms represents and warrants to Emerald as follows, and Village Farms acknowledges that Emerald is relying upon the accuracy of the following representations and warranties in entering into this Agreement and selling the Purchased Shares:

4.1	Corporate Power and Due Authorization of Village Farms

Village Farms has been duly incorporated and organized and is validly existing and in good standing under the laws of Canada. Village Farms has the corporate power, authority and capacity to enter into, and to perform its obligations under, this Agreement and each of the Ancillary Agreements to which it is a party. This Agreement has been, and the Ancillary Agreements have been, duly authorized by Village Farms. This Agreement has been duly executed and delivered by Village Farms and constitutes, and each of the Ancillary Agreements to which Village Farms is a party when executed by Village Farms will constitute, a legal, valid and binding obligation of Village Farms, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to creditors’ rights generally and to the applicability of equitable principles. No other corporate proceedings on the part of Village Farms or its Affiliates are necessary to authorize the consummation of the transactions contemplated by this Agreement and each of the Ancillary Agreements to which Village Farms is a party.

4.2	No Conflict

Assuming the Consent in Section 4.3(c) is obtained, none of the entering into of this Agreement or any Ancillary Agreement, the purchase of the Purchased Shares or the performance by Village Farms of any of its obligations under this Agreement or any Ancillary Agreement shall (i) contravene, breach or result in any default under the articles, by-laws, constating documents or other organizational documents of Village Farms, (ii) conflict with, constitute a breach or violation of, or a default under, or give rise to any Encumbrance (other than Permitted Encumbrances) or any acceleration of remedies, penalty, increase or decrease in benefit payable or right of termination, unilateral modification, suspension, revocation or cancellation under, or forfeiture of, or result in or constitute a circumstance which, with or without notice or lapse of time or both would constitute any of the foregoing under, as applicable, any Authorization or any agreement, contract or instrument of Village Farms or any agreement, contract or instrument to which any assets of Village Farms are subject, or (iii) violate, conflict with or result in the breach of any Applicable Law or any order, writ, injunction, subpoena, ruling, stipulation, decision, determination, award or decree issued by any court or Governmental Authority applicable to Village Farms or any of its assets or properties.

4.3	Consents and Authorizations

No Regulatory Approval or Consent is required to be obtained or made by Village Farms in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement except (a) the Consent from the PSF Lenders pursuant to the PSF Credit Agreement to the transfer of the Purchased Shares; (b) the Consent from PSF to the assumption by Village Farms of Emerald Canada’s obligations under the Emerald Note; (c) the Consent from the Village Farms Lenders pursuant to the terms of the Village Farms Credit Facilities to the Transaction; and (d) where failure to obtain such Regulatory Approval or Consent would not be material to PSF.

4.4	Litigation

There are no Proceedings current or pending or, to the knowledge of Village Farms, threatened against Village Farms or its business enjoining, restricting or prohibiting any of the transactions contemplated herein; no event has occurred or circumstance exists which may reasonably (with or without the passage of time) give rise to or serve as a basis for the commencement of any such Proceeding by, against or affecting Village Farms or its business; and Village Farms has not entered into any Proceeding, settlement agreement or other arrangement that challenges, or that may reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise materially interfering with, any of the transactions contemplated herein. Village Farms is not subject to or in breach of any Order and, to the Knowledge of Village Farms, Village Farms has never been in breach of any Order.

4.5	Bankruptcy

There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the knowledge of Village Farms, threatened against Village Farms.

4.6	Corporate Records

All Corporate Records of Village Farms have been properly prepared and filed, accurately kept, and are true and complete in each case in all material respects. To the knowledge of Village Farms, it has not received any notice or allegation that any of the Corporate Records is incorrect or incomplete or should be rectified.

ARTICLE 5

COVENANTS OF THE PARTIES

5.1	Conduct of Business Prior to Closing

During the Interim Period, each of the Parties agrees to co-operate in good faith with the other Party in managing and funding the day to day operations of PSF, including funding any capital contributions and securing any debt financing arrangements on behalf of PSF, all in accordance with the terms of the Shareholders Agreement.

5.2	Actions to Satisfy Closing Conditions

(a)

Emerald shall take all such reasonable actions as are within its power to control and shall use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Article 7, including ensuring that during the Interim Period and at Closing, there is no breach of any of its representations and warranties.

(b)

Village Farms shall take all such reasonable actions as are within its power to control and shall use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Article 8, including ensuring that during the Interim Period and at Closing, there is no breach of any of its representations and warranties.

5.3	Emerald Meeting

Emerald shall:

(a)

use commercially reasonable efforts to convene and conduct the Emerald Meeting in accordance with Applicable Laws and its Corporate Records as soon as reasonably practicable and, in any event, on or before the Meeting Deadline, including by virtual means, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Emerald Meeting without the prior written consent of Village Farms, except (i) in the case of a postponement or adjournment, if requested by Village Farms, for quorum purposes or for the purpose of obtaining the approval of Emerald Shareholders of the Emerald Resolution, or (ii) as required by Applicable Laws or by a Governmental Authority;

(b)

not, except for annual meeting business, propose or submit for consideration at the Emerald Meeting any business other than the Emerald Resolution without Village Farms’ prior written consent, such consent not to be unreasonably withheld, conditioned or delayed;

(c)	solicit proxies in favour of the approval of the Emerald Resolution and against any resolution submitted by any Emerald Shareholder that is inconsistent with the Emerald Resolution;

(d)

provide Village Farms with copies of or access to information regarding the Emerald Meeting that has been provided to Emerald generated by any proxy solicitation services firm retained by Emerald, as requested from time to time by Village Farms;

(e)

consult with Village Farms in fixing and publishing a record date for the purposes of determining Emerald Shareholders entitled to receive notice of and vote at the Emerald Meeting (which record date shall be no later than September 14, 2020);

(f)

consult with Village Farms in fixing the date of the Emerald Meeting, give notice to Village Farms of the Emerald Meeting and allow the Representatives of Village Farms and its legal counsel to attend the Emerald Meeting;

(g)

not change the record date for the Emerald Shareholders entitled to vote at the Emerald Meeting in connection with any adjournment or postponement of the Emerald Meeting unless required by Applicable Laws;

(h)

promptly advise Village Farms, at such times as Village Farms may reasonably request and at least on a daily basis on each of the last ten (10) Business Days prior to the Emerald Meeting, as to the aggregate tally of the proxies received by Emerald in respect of the Emerald Resolution;

(i)

promptly advise Village Farms of any communication (written or oral) from any Emerald Shareholder in opposition to the Transaction and/or any purported exercise or withdrawal of Dissent Rights by Emerald Shareholders and provide Village Farms with an opportunity to review and comment upon any written communications sent by or on behalf of Emerald to any such Emerald Shareholder and to participate in any discussions, negotiations or proceedings with or including any such persons; and

(j)

not, prior to Closing, settle or compromise or agree to settle or compromise any purported exercise of Dissent Rights by Emerald Shareholders, or acknowledge the valid exercise of or make any payments with respect to any Dissent Right, without the prior written consent of Village Farms, not to be unreasonably withheld, conditioned or delayed, provided that nothing in this Section 5.3(j) shall prevent Emerald from complying with its obligations under section 243 of the Business Corporations Act (British Columbia).

5.4	Emerald Circular

(a)

Promptly after the execution of this Agreement and in any event prior to the Mailing Deadline, Emerald shall use commercially reasonable efforts to promptly prepare and complete, in consultation with Village Farms, the Emerald Circular together with any other documents required by Applicable Laws in connection with the Emerald Meeting and the Transaction, and Emerald shall use commercially reasonable efforts to promptly cause the Emerald Circular and such other documents to be filed with the applicable Securities Authorities and sent to each Emerald Shareholder and other Persons as required by Applicable Laws, in each case so as to permit the Emerald Meeting to be held as specified in Section 5.3(a).

(b)

Emerald shall ensure that the Emerald Circular complies in all material respects with Applicable Laws and does not contain any Misrepresentation. Without limiting the generality of the foregoing, the Emerald Circular will include: (a) a statement that the board of directors of Emerald, after consulting with outside legal counsel and financial advisors, has unanimously determined that the Transaction is in the best interests of Emerald and Emerald Shareholders and unanimously recommends that Emerald Shareholders vote their common shares of Emerald in favour of the Emerald Resolution (the “Board Recommendation”); (b) a copy of the Fairness Opinion; and (c) a statement that each director and executive officer of Emerald intends to vote all of such person’s common shares of Emerald in favour of the Emerald Resolution in accordance with the terms of the Voting and Support Agreements.

(c)

Emerald shall give Village Farms and its legal counsel a reasonable opportunity to review and comment on drafts of the Emerald Circular and other related documents, and shall give reasonable consideration to any comments made by Village Farms and its counsel, and agrees that all information relating solely to Village Farms and/or its affiliates included in the Emerald Circular must be in a form and content satisfactory to Village Farms, acting reasonably. Emerald shall provide Village Farms with a final copy of the Emerald Circular prior to mailing to Emerald Shareholders.

(d)

Village Farms shall provide to Emerald in writing all necessary information concerning Village Farms and its Affiliates as may reasonably be required by Applicable Laws to be included by Emerald in the Emerald Circular or other related documents and shall ensure that any information so provided to Village Farms does not contain, or cause the Emerald Circular to contain, any Misrepresentation.

(e)

Each Party shall promptly notify the other Party if it becomes aware that the Emerald Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and Emerald shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to Emerald Shareholders and, if required by Applicable Laws, file the same with the Securities Authority or any other Governmental Authority as required.

5.5	Transfer of the Purchased Shares

At or prior to Closing, (i) Emerald and Village Farms shall cause PSF to take all necessary corporate action for purposes of approving and authorizing the transfer of Purchased Shares to Village Farms at Closing, and (ii) Emerald shall cause Emerald Canada to take all necessary corporate action for purposes of approving and authorizing the transfer of the Purchased Shares to Village Farms at Closing.

5.6	Consents

Prior to Closing:

(a)

Emerald shall use its commercially reasonable efforts to obtain all Consents that are required to be obtained by Emerald, including Consents required from the PSF Lenders. Emerald shall bear its own costs and expenses and all fees associated with obtaining such Consents. Village Farms shall use its commercially reasonable efforts to furnish to Emerald such information and assistance as Emerald may reasonably request in connection therewith.

(b)

Village Farms shall use its commercially reasonable efforts to obtain all Consents that are required to be obtained by Village Farms or any Affiliate thereof, including Consents required from the PSF Lenders. Village Farms shall bear its own costs and expenses and all fees associated with obtaining such Consents. Emerald shall use its commercially reasonable efforts to furnish to Village Farms such information and assistance as Village Farms may reasonably request in connection therewith.

(c)

Each of Emerald and Village Farms shall cause PSF to use its commercially reasonable efforts to obtain all Consents that are required to be obtained by PSF, including Consents required from the PSF Lenders, and shall cause PSF to consent to the assumption by Village Farms of Emerald Canada’s obligations under the Emerald Note. PSF shall bear all costs and expenses and all fees associated with obtaining such Consents. Each of Emerald and Village Farms shall use its commercially reasonable efforts to furnish such information and assistance as PSF may reasonably request in connection therewith.

5.7	Regulatory Approvals

(a)

As soon as reasonably practicable following the date hereof and within the time limits prescribed by Applicable Law, Emerald and Village Farms shall make, and shall cause PSF to make, such applications to obtain all Regulatory Approvals and thereafter shall use commercially reasonable efforts to obtain all Regulatory Approvals as promptly as practicable, and in any event at or before the Outside Date, and in doing so will keep each other reasonably informed as to the status of those proceedings.

(b)

Emerald and Village Farms shall, and shall cause PSF to, furnish to the other such information and reasonable assistance as the other may reasonably request in order to obtain the Regulatory Approvals. Subject to Applicable Law, all requests and enquiries from any Governmental Authority in relation to such Regulatory Approvals shall be addressed by Emerald and Village Farms in consultation with each other.

(c)	With respect to obtaining the Regulatory Approvals, subject to Applicable Law, each of Emerald and Village Farms shall, and shall cause PSF to:

(i)

promptly notify such other Party of material written communications it or any of its Affiliates receives of any nature from any applicable Governmental Authority relating to the transactions contemplated by this Agreement and provide such other Party with copies thereof, except to the extent of competitively sensitive information, which competitively sensitive information will be provided only to the external legal counsel or external expert of such other Party and shall not be shared by such counsel or expert with any other Person;

(ii)

respond as promptly as reasonably practicable to any inquiries or requests received from any applicable Governmental Authority or any other Person in connection with this Agreement or the transactions contemplated hereby;

(iii)

reasonably cooperate with such other Party in connection with any filing under any Applicable Law and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Governmental Authority;

(iv)

to the extent permitted under Applicable Law and the applicable Governmental Authority, permit such other Party to review in advance, and consider in good faith any comments reasonably proposed by the other Party in connection with, any proposed written communications of any nature with any applicable Governmental Authority relating to the transactions contemplated by this Agreement, and provide such other Party with final copies thereof, except to the extent of competitively sensitive information, which competitively sensitive information will be provided only to the external legal counsel or external expert of such other Party and shall not be shared by such counsel or expert with any other Person; and

(v)

to the extent reasonably practicable, not participate in any substantive meeting, hearing or discussion (whether in person, by telephone or otherwise) with any applicable Governmental Authority (other than (i) for routine or ministerial matters or (ii) communications by such other Party or any of its Affiliates with applicable Governmental Authorities in its jurisdiction of domicile) in respect of the transactions contemplated by this Agreement unless it consults with such other Party in advance and gives such other Party the opportunity to attend and participate thereat (except where any applicable Governmental Authority expressly requests that such other Party should not be present at the meeting, hearing or discussion or part or parts of the meeting, hearing or discussion, or except where competitively sensitive information may be discussed).

(d)	The Parties and PSF shall bear their own costs and expenses and all fees associated with obtaining the Regulatory Approvals.

5.8	Ancillary Agreements

At Closing,

(a)

Village Farms and Emerald shall cause PSF to enter into a written resignation and mutual release substantially in the form set forth in Schedule 5.8(a) with each director and officer of Emerald listed in Schedule 5.8(a) (collectively, the “D&O Mutual Releases”);

(b)

Village Farms and Emerald shall enter into, and each shall cause PSF to enter into and Emerald shall cause Emerald Canada to enter into, a written termination of the Shareholders Agreement in the form set forth in Schedule 5.8(b) (the “SHAG Termination Agreement”); and

(c)	Village Farms and Emerald shall enter into a non-solicitation agreement in the form set forth in Schedule 5.8(c) (the “Non-Solicitation Agreement”).

5.9	Notice of Certain Events

During the Interim Period, Emerald shall promptly notify Village Farms in writing of (i) any event, occurrence, change, circumstance, effect or state of facts or knowledge of information that, when considered individually or in the aggregate (A) could reasonably be expected to cause or constitute a material breach of or inaccuracy in any representation or warranty made by Emerald herein becoming untrue or incorrect or a breach by Emerald of, or a failure by Emerald to perform, any of its covenants set forth herein, or (B) could reasonably be expected to cause any condition set forth in Article 7 not to be satisfied prior to the Outside Date, (ii) any Proceeding commenced or threatened relating to or involving Emerald or any of its Affiliates with respect to this Agreement or the transactions contemplated by this Agreement, in each case, of which Emerald becomes aware prior to Closing, (iii) any notice from any Person alleging that the Consent of such person is or may be required in connection with the transactions contemplated by this Agreement, or (iv) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement. No notification to Village Farms made pursuant to this Section 5.9 shall have the effect of satisfying any condition in Article 7, nor shall any such notification have any effect for the purposes of determining the right of any Village Farms Indemnified Party to bring a claim in respect of this Agreement.

5.10	Pre-Closing Reorganizations

(a)

The Parties will and will cause PSF to use commercially reasonable efforts to effect such steps or transactions (each, a “Pre-Closing Reorganization”) as Emerald may reasonably request in order to effect the Transaction in a more tax-effective manner; provided, however, such Pre-Closing Reorganization shall not occur unless all elements of such Pre-Closing Reorganization shall, in the opinion of Village Farms, acting reasonably,

(i)

not impede, delay or prevent the consummation of the Transaction (including by giving rise to litigation to or by third parties) or the ability of Village Farms to obtain or maintain any financing required by it in connection with the Transaction and the transactions contemplated by this Agreement;

(ii)	be effective no earlier than immediately prior to Closing on the Closing Date;

(iii)	not require Village Farms or Emerald to obtain the approval of their respective securityholders;

(iv)	not unreasonably interfere in the business or operations of Village Farms or PSF prior to the Closing;

(v)	not require Village Farms or PSF to contravene any applicable Laws, their respective organizational documents or any agreement, contract or instrument to which they are party;

(vi)

not result in any Taxes being imposed on, or any adverse Tax or other consequences to, Village Farms or PSF and for greater certainty and without limitation, adverse Tax or other consequence includes any Tax or other consequence that would not have arisen but for the Pre-Closing Reorganization;

(vii)	not require any filings with, notifications to or approvals of any Governmental Authority;

(viii)

not require a director, officer, employee or agent of PSF or Village Farms to, in connection with a Pre-Closing Reorganization, take any action in any capacity other than as a director, officer, employee or agent of PSF or Village Farms, as the case may be;

(ix)	not result in the withdrawal or material modification of the Fairness Opinion;

(x)	not result in any material adverse accounting impact on Village Farms or PSF;

(xi)	not result in a default or acceleration under the PSF Credit Agreement or Village Farms Credit Facilities, or a consent requirement under the Village Farms Credit Facilities;

(xii)

not become effective unless the Parties will have confirmed in writing the satisfaction or waiver of all conditions in their favour set forth in Article 7 and Article 8 and will have confirmed in writing that they are prepared to promptly and without condition proceed with the Transaction; and

(xiii)	not otherwise prejudice PSF or Village Farms in any material respect.

(b)

Except as set forth in Section 5.10(a) and subject to Section 5.10(e), the Parties will use commercially reasonable efforts to obtain all necessary consents, approvals or waivers from any persons to effect each Pre-Closing Reorganization.

(c)

Any Pre-Closing Reorganization shall not be considered in determining whether a representation, warranty or covenant of any Party has been breached or whether a condition precedent to the Transaction has been satisfied.

(d)

Emerald must provide written notice to Village Farms of any proposed Pre-Closing Reorganization, together with draft copies of all documents necessary to implement the Pre-Closing Reorganization, at least twenty (20) Business Days prior to the date of the Emerald Meeting in order to provide Village Farms and PSF and their respective advisors with a reasonable opportunity to review and comment on such documents. Emerald shall give reasonable consideration to any comments made by Village Farms and PSF and their respective advisors and agrees that the Pre-Closing Reorganization shall not proceed unless all documents are in a form and content satisfactory to Village Farms and PSF, acting reasonably. Emerald agrees that Village Farms and PSF shall not be responsible for preparing any documentation necessary to give effect to such Pre-Closing Reorganization.

(e)

Emerald shall upon request by Village Farms advance all reasonable out-of-pocket expenses incurred by Village Farms or PSF in connection with any actions taken by such parties or, promptly upon request by Village Farms, reimburse Village Farms and PSF for all reasonable fees and expenses (including any professional fees and expenses) and Taxes incurred by Village Farms and PSF in effecting any Pre-Closing Reorganization. For greater certainty, Village Farms will not be liable for the failure of Emerald to benefit from any anticipated Tax efficiency as a result of a Pre-Closing Reorganization.

(f)

Emerald shall indemnify Village Farms and PSF and their respective Representatives for any and all Taxes, liabilities, losses, loss of opportunity, damages, claims, costs, expenses (including any professional fees and expenses), interest awards, judgments and penalties suffered or incurred by any of them in connection with or as a result of their co-operation or assistance with or participation in any Pre-Closing Reorganization or in the reversing or unwinding of any Pre-Closing Reorganization in the event the Transaction does not proceed. For greater certainty, Village Farms and PSF shall have no liability arising as a result of, or the failure of Emerald to realize any benefit from, any Pre-Closing Reorganization. For greater certainty, Article 10 shall not apply to this Section 5.10. The indemnification and expense reimbursement and advancement provisions of this Section 5.10 shall survive the consummation of the Transaction and are intended to be for the benefit of, and shall be enforceable not only by Village Farms but also by PSF and each of the Representatives of Village Farms and PSF and their respective heirs, executors, administrators, and personal representatives and shall be binding on Emerald and its successors and assigns and, for such purpose, Emerald confirms that it is acting as agent and trustees on behalf of such Persons.

ARTICLE 6

ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

6.1	Non-Solicitation

(a)	Emerald shall not, and shall cause its Affiliates not to, directly or indirectly, through any of its or its Affiliates’ Representatives and shall not permit any Person to:

(i)

solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records relating to PSF or entering into any form of agreement, arrangement or commitment) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal;

(ii)

enter into or otherwise engage or participate in any discussions or negotiations with any Person regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, other than with Village Farms and its Affiliates;

(iii)	make a Change in Recommendation;

(iv)

make any public announcement or take any other action inconsistent with, or that could reasonably be regarded as detracting from, the recommendation of the board of directors of Emerald that the Emerald Shareholders vote in favour of the Emerald Resolution;

(v)

accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend any Acquisition Proposal, or take no position or remain neutral with respect to, any Acquisition Proposal that has been made public (it being understood that publicly taking no position or a neutral position with respect to a publicly announced or otherwise publicly disclosed Acquisition Proposal for a period of two (2) Business Days shall not be considered a breach of this Section 6.1 provided that the board of directors of Emerald has rejected such Acquisition Proposal and affirmed the Board Recommendation before the end of such two (2) Business Day period); or

(vi)

enter into, any letter of intent, agreement in principle, agreement, arrangement or understanding (i) in respect of or in any way related to any Acquisition Proposal; (ii) requiring Emerald to abandon, terminate or fail to consummate the Transaction or (iii) providing for the payment of any break, termination or other fees or expenses (no matter how characterized) or conferring any other rights or options to acquire the Purchased Shares upon any Person including in the event that Emerald or any of its Affiliates completes the transactions contemplated by this Agreement or any other transaction with Village Farms agreed to prior to any termination of this Agreement.

(b)

Emerald shall, and shall direct and cause its Affiliates and its and their Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations or other activities commenced prior to the date of this Agreement with any Person (other than Village Farms and its affiliates) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection therewith shall:

(i)

discontinue access to and disclosure of all information regarding PSF, including any data room and any other confidential information, properties, facilities, books or records of Emerald, PSF or any Affiliate of Emerald that includes any such information; and

(ii)

to the extent that such information has not previously been returned or destroyed, within two (2) Business Days of the date hereof request, and use its commercially reasonable efforts to require, (i) the return or destruction of all copies of any confidential information regarding PSF, and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding PSF provided to any Person (other than Village Farms and its affiliates), and use its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(c)

Emerald represents and warrants that neither it nor any of its Representatives or Affiliates has waived any standstill or similar agreement or restriction with respect to the Purchased Shares in effect as of the date of this Agreement to which it is a party. Emerald further covenants and agrees that (a) it and its Representatives shall take all commercially reasonable action to enforce each confidentiality, standstill, non-disclosure, non-solicitation, use, business purposes or similar agreement or covenant with respect to the Purchased Shares, and (b) it shall not release, and shall cause its agents and Affiliates not to release, any Person from, or waive, amend, suspend or otherwise modify any provision of, or grant permission under or fail to enforce, any standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement or covenant with respect to the Purchased Shares.

(d)	Any violation of the restrictions set forth in this Article 6 by Emerald, its Affiliates or their respective Representatives shall be deemed to be a breach of this Article 6 by Emerald.

6.2	Acquisition Proposals

(a)

If Emerald or any of its Affiliates or any of their respective Representatives receives any written or oral inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, or any request in connection with any written or oral inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal for copies of, access to, or disclosure of, confidential information relating to PSF, including information, access, or disclosure relating to the properties, facilities, books or records of PSF, Emerald shall promptly notify Village Farms, at first orally (promptly and in any event within 24 hours), and then in writing (promptly and in any event within 48 hours), of such Acquisition Proposal, inquiry, proposal, offer or request, including a description of the material terms and conditions of the Acquisition Proposal, inquiry, proposal, offer or request and the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request and shall provide Village Farms with copies of all written agreements, documents, correspondence or other materials received in respect of, from or on behalf of any such Person(s).

(b)

The board of directors of Emerald shall promptly reaffirm the Board Recommendation by press release after any Acquisition Proposal is publicly announced or publicly disclosed. Emerald shall provide Village Farms and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by Village Farms and its counsel.

(c)

Emerald hereby waives its rights under sections 10.3, 10.4 and 10.5 of the Shareholders Agreement with respect to any Acquisition Proposal until the termination of this Agreement in accordance with its terms.

ARTICLE 7

CONDITIONS PRECEDENT TO VILLAGE FARMS’ OBLIGATION TO CLOSE

The sale of the Purchased Shares is subject to the following conditions to be satisfied on or prior to the Closing Date, which conditions are for the exclusive benefit of Village Farms and which may be waived, in whole or in part, by Village Farms in its sole discretion:

7.1	Truth and Accuracy of Representations and Warranties at Closing

The representations and warranties of Emerald contained in Article 3 of this Agreement shall be true, complete and accurate in all material respects (except for the Emerald Fundamental Representations and those representations and warranties qualified by materiality or material, which shall be true, complete and accurate in all respects) as of the Closing Date (except that those representations and warranties which are made as of an earlier specific date shall be true, complete and accurate only as of such date) with the same force and effect as though such representations and warranties had been made on and as of such date, and Village Farms shall have received a certificate signed by an authorized officer of Emerald as to the satisfaction of the foregoing condition.

7.2	Compliance with Covenants

The covenants and obligations of Emerald to be performed or to be complied with at or prior to Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects and Village Farms shall have received a certificate signed by an authorized officer of Emerald as to the satisfaction of the foregoing condition.

7.3	Change in Law

Since the date of this Agreement, no Applicable Law or any change in any Applicable Law shall have been introduced, enacted or announced, the effect of which would make the consummation of the transactions contemplated in this Agreement or any of the Ancillary Agreements illegal or otherwise restrain or prohibit Closing.

7.4	No Actions or Proceedings

The consummation of any of the transactions contemplated in this Agreement or in any of the Ancillary Agreements shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law and no action, litigation, demand, claim or other proceedings brought by any Governmental Authority shall be pending to enjoin or prohibit: (a) the sale of the Purchased Shares as contemplated in this Agreement, (b) the consummation of any of the transactions contemplated in this Agreement or in any of the Ancillary Agreements or (c) the ability of Village Farms to continue to operate PSF in materially the same manner as operated by Village Farms and Emerald as of the date hereof.

7.5	Shareholder Approvals

The Emerald Resolution shall have been approved and adopted by Emerald Shareholders at the Emerald Meeting in accordance with Applicable Laws and the Corporate Records of Emerald and shall be in full force and effect.

7.6	PSF Lender Consent

Each of the PSF Lenders shall have provided its consent to the Transaction in accordance with the terms of the PSF Credit Agreement.

7.7	Village Farms Lender Consent

Each of the Village Farms Lenders shall have provided its consent to the Transaction in accordance with the terms of the Village Farms Credit Facilities.

7.8	Regulatory Approvals

The TSX Venture Exchange shall have provided its consent to the Transaction in accordance with applicable Securities Laws.

7.9	Dissent Rights

Dissent Rights shall not have been validly exercised, and not withdrawn or deemed to have been withdrawn, in respect of more than 5% of the issued and outstanding common shares of Emerald.

7.10	Ancillary Agreements

Each of the Ancillary Agreements shall have been executed and delivered by the parties thereto (other than Village Farms or any of its Affiliates).

7.11	Voting and Support Agreements

There shall have been no material breach of the Voting and Support Agreements by any party thereto other than Village Farms.

7.12	Closing Documents

Emerald shall have delivered or caused to be delivered to Village Farms the following, in form and substance satisfactory to Village Farms, acting reasonably:

(a)

share certificates representing the Purchased Shares endorsed in blank for transfer or accompanied by irrevocable share transfer powers of attorney executed in blank, in either case, by the holders of record or a valid power of attorney;

(b)	the certificates referred to in Sections 7.1 (Truth and Accuracy of Representations and Warranties at Closing) and 7.2 (Compliance with Covenants);

(c)	the D&O Mutual Releases referred to in Section 5.8(a), duly executed by PSF and each director and officer of Emerald listed in Schedule 5.8(a);

(d)	the SHAG Termination Agreement referred to in Section 5.8(b), duly executed by Emerald, Emerald Canada and PSF; and

(e)	the Non-Solicitation Agreement referred to in Section 5.8(c), duly executed by Emerald.

ARTICLE 8

CONDITIONS PRECEDENT TO EMERALD’S OBLIGATION TO CLOSE

The sale of the Purchased Shares is subject to the following conditions to be satisfied on or prior to the Closing Date which conditions are for the exclusive benefit of Emerald and which may be waived, in whole or in part, by Emerald in its sole discretion:

8.1	Truth and Accuracy of Representations and Warranties at Closing

The representations and warranties of Village Farms contained in Article 4 of this Agreement shall be true, complete and accurate in all material respects (except for the Village Farms Fundamental Representations and those representations and warranties qualified by materiality or material, which shall be true, complete and accurate in all respects) on and as of the Closing Date (except that those representations and warranties which are made as of an earlier specific date shall be true, complete and accurate only as of such date) with the same force and effect as though such representations and warranties had been made on and as of such date, and Emerald shall have received a certificate signed by an authorized officer of Village Farms as to the satisfaction of the foregoing condition.

8.2	Compliance with Covenants

The covenants and obligations of Village Farms to be performed or to be complied with at or prior to Closing pursuant to the Agreement shall have been duly performed on and complied with in all material respects and Emerald shall have received a certificate signed by an authorized officer of Village Farms as to the satisfaction of the foregoing condition.

8.3	No Actions or Proceedings

The consummation of any of the transactions contemplated in this Agreement or in any of the Ancillary Documents shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law and no action, litigation, demand, claim or other proceeding brought by any Governmental Authority shall be pending to enjoin or prohibit: (a) the sale of the Purchased Shares as contemplated in this Agreement, (b) the consummation of any of the transactions contemplated in this Agreement or in any of the Ancillary Agreements or (c) the ability of Village Farms to operate PSF in materially the same manner as operated by Village Farms and Emerald as of the date hereof.

8.4	Change in Law

Since the date of this Agreement, no Applicable Law or any change in any Applicable Law shall have been introduced, enacted or announced, the effect of which would make consummation of the transactions contemplated in this Agreement or any of the Ancillary Agreements illegal or otherwise restrain or prohibit Closing.

8.5	Emerald Shareholder Approval

The Emerald Resolution shall have been approved and adopted by Emerald Shareholders at the Emerald Meeting in accordance with Applicable Laws and the Corporate Records of Emerald and shall be in full force and effect.

8.6	Regulatory Approvals

The TSX Venture Exchange shall have provided its consent to the Transaction in accordance with applicable Securities Laws.

8.7	PSF Lender Consent

Each of the PSF Lenders shall have provided its consent to the Transaction in accordance with the terms of the PSF Credit Agreement.

8.8	Dissent Rights

Dissent Rights shall not have been validly exercised, and not withdrawn or deemed to have been withdrawn, in respect of more than 5% of the issued and outstanding common shares of Emerald.

8.9	Ancillary Agreements

Each of the Ancillary Agreements shall have been executed and delivered by the parties thereto (other than Emerald or any of its Affiliates).

8.10	Closing Documents

Village Farms shall have delivered or caused to be delivered to Emerald the following, in form and substance satisfactory to Emerald, acting reasonably:

(a)	the certificates referred to in Sections 8.1 (Truth and Accuracy of Representations and Warranties) and 8.2 (Compliance with Covenants);

(b)	the D&O Mutual Releases referred to in Section 5.8(a), duly executed by PSF;

(c)	the SHAG Termination Agreement referred to in Section 5.8(b), duly executed by PSF and Village Farms; and

(d)	the Non-Solicitation Agreement referred to in Section 5.8(c), duly executed by Village Farms.

ARTICLE 9

TERMINATION AND EFFECT OF TERMINATION

9.1	Termination

This Agreement may be terminated at any time on or prior to the Closing Date:

(a)

by Village Farms upon written notice to Emerald, if there has been a violation or breach by Emerald of any covenant, representation and warranty or other agreement contained in this Agreement such that any condition specified in Article 7 would be incapable of being satisfied by the Outside Date, and such violation or breach is not waived by Village Farms, or cured by Emerald within the earlier of (x) fifteen (15) days from notice of such breach or such longer period of time as may be required provided Emerald is diligently pursuing such cure after written notice thereof by Village Farms and (y) the Outside Date, which date may be extended by written agreement of the Parties;

(b)

by Emerald upon written notice to Village Farms, if there has been a violation or breach by Village Farms of any covenant, representation and warranty or other agreement contained in this Agreement such that any condition specified in Article 8 would be incapable of being satisfied by the Outside Date, and such violation or breach is not waived by Emerald or cured by Village Farms within the earlier of (x) fifteen (15) days from notice of such breach or such longer period of time as may be required provided Village Farms is diligently pursuing such cure after written notice thereof by Emerald and (y) the Outside Date, which date may be extended by written agreement of the Parties;

(c)	by written agreement of the Parties;

(d)

by either Party if the Emerald Meeting is duly convened and held and the Emerald Resolution is voted upon by Emerald Shareholders and the Emerald Resolution is not approved by Emerald Shareholders at the Emerald Meeting in accordance with Applicable Laws;

(e)

by notice from any of Emerald or Village Farms, if Closing has not occurred by the Outside Date (unless the failure of Closing to occur by such date is due to a breach of this Agreement by the Party purporting to exercise this termination right), which date may be extended by written agreement of the Parties;

(f)

by Village Farms if the board of directors of Emerald or a committee thereof: (A) fails to unanimously recommend or withdraws, amends, modifies or qualifies, or publicly proposes or states an intention to withdraw, amend, modify or qualify, the Board Recommendation in a manner materially adverse to Village Farms; (B) accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend, any Acquisition Proposal or publicly takes no position or publicly remains neutral with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for more than two (2) Business Days; (C) accepts or enters into or publicly proposes to accept or enter into any written agreement, commitment or arrangement in respect of an Acquisition Proposal; or (D) fails to publicly reaffirm the Board Recommendation within two (2) Business Days after having been requested in writing by Village Farms to do so ((A) through (D) a “Change in Recommendation”); or

(g)

by Village Farms if (i) Emerald shall have breached Article 6 in any material respect, (ii) the Emerald Meeting is not convened and held in accordance with Section 5.3 or (iii) the Emerald Meeting is cancelled, postponed or adjourned by Emerald in breach of Section 5.3.

9.2	Effect of Termination

If this Agreement is terminated pursuant to Section 9.1 all further rights and obligations of the Parties under this Agreement shall terminate and no Party shall have any liability in respect thereof, except that (i) the rights and obligations under Article 1 (Interpretation), Section 5.7(d) (Regulatory Approvals), Section 5.10(e) (Pre-Closing Reorganization Expenses), Section 5.10(f) (Pre-Closing Reorganization Indemnity), this Section 9.2 (Effect of Termination), Section 9.3 (Termination Fee) and Article 11 (General Provisions) shall survive termination, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any breach of this Agreement or for fraud, Willful Breach or intentional misrepresentation prior to the date of such termination. Notwithstanding anything to the contrary herein, (a) no Party is obligated to terminate this Agreement in the circumstances contemplated by Section 9.1 and (b) if any Party fails to perform or comply with any of the terms and conditions in this Agreement on its part to be performed or complied with, any other Party may seek an injunction and an order to enforce specifically the terms of this Agreement.

9.3	Termination Fee

(a)

Despite any other provision in this Agreement relating to the payment of fees and expenses, if a Termination Fee Event occurs, Emerald shall pay or cause to be paid to Village Farms the Termination Fee in accordance with Section 9.3(c) as liquidated damages. For the avoidance of doubt, Emerald shall not be obligated to make more than one payment under this Section 9.3 if one or more Termination Fee Events occurs.

(b)	For the purposes of this Agreement:

(i)	“Termination Fee” means three million dollars ($3,000,000) payable in cash; and

(ii)	“Termination Fee Event” means the termination of this Agreement:

(A)	by Village Farms, pursuant to Section 9.1(f);

(B)	by Village Farms pursuant to Section 9.1(a) as a result of a Willful Breach; or

(C)

by either Party pursuant to Section 9.1(d), Section 9.1(e) or Section 9.1(g) if, in the case of this paragraph (C), the Agreement is terminated and on and prior to such termination (i) an Acquisition Proposal shall have been made to the board of directors of Emerald (or any committee thereof) or any person shall have publicly announced an intention to make an Acquisition Proposal and (ii) within 12 months following the date of such termination, (a) such Acquisition Proposal is consummated, or (b) Emerald or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a definitive agreement in respect of such Acquisition Proposal and such Acquisition Proposal is later consummated (whether or not within 12 months after such termination).

For purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1 above, except that references to “voting or equity securities of PSF” shall be deemed to be references to “20% or more of the Purchased Shares”.

(c)

If a Termination Fee Event occurs due to a termination of this Agreement pursuant to Section 9.1(a) or Section 9.1(f), the Termination Fee shall be paid within two (2) Business Days following such Termination Fee Event. If a Termination Fee Event occurs in the circumstances set out in Section 9.3(b)(ii)(C), the Termination Fee shall be paid within two (2) Business Days following the consummation/closing of the Acquisition Proposal referred to therein. Any Termination Fee shall be paid, or caused to be paid, by Emerald to Village Farms by wire transfer in immediately available funds to an account designated by Village Farms.

(d)

If this Agreement has been terminated by Village Farms or Emerald pursuant to Section 9.1(d), then Emerald shall, within two (2) Business Days following the termination of this Agreement, pay or cause to be paid to Village Farms by wire transfer of immediately available funds an expense reimbursement fee (the “Expense Reimbursement Fee”) for reasonable, documented out-of-pocket third party transaction expenses incurred by Village Farms in connection with this Agreement, in an amount not to exceed one million dollars ($1,000,000), provided that in no event shall Emerald be required to pay under Section 9.3(a) and this Section 9.3(d), in the aggregate, an amount in excess of the Termination Fee. For greater certainty, any payment by Emerald under this Section 9.3(d) will be credited against a payment under Section 9.3(a).

(e)

In lieu of a cash payment in respect of any Termination Fee or Expense Reimbursement Fee payable to Village Farms, Village Farms shall be entitled, to the extent Emerald has not made or is unable to make such cash payment within thirty (30) days following termination, to cause PSF to issue such number of common shares of PSF as are equal in value to the amount of such Termination Fee or Expense Reimbursement Fee (as the case may be) based on a value per share equal to the Purchase Price divided by the total number of Purchased Shares, and the Parties hereby agree that this shall be PSF’s good and sufficient authority for so doing.

ARTICLE 10

INDEMNIFICATION

10.1	Indemnification by Emerald

Subject to the limitations set forth in Section 10.4, following Closing, Emerald shall indemnify and save harmless Village Farms and its Affiliates and their respective successors and assigns, and their respective directors, officers, employees, agents and representatives (the “Village Farms Indemnified Parties”) of, from and against any Losses, suffered by, imposed upon or asserted against any of the Village Farms Indemnified Parties directly or indirectly as a result of, arising from, in connection with or in respect of:

(a)

any inaccuracy in, misrepresentation of, or breach of any representation or warranty of Emerald made in Article 3 of this Agreement or in any certificate or other document delivered by Emerald pursuant to this Agreement; or

(b)	any failure of Emerald to perform or fulfill any covenant, undertaking, obligation or agreement on the part of Emerald under this Agreement.

10.2	Indemnification by Village Farms

Subject to the limitations set forth in Section 10.4, following Closing, Village Farms shall indemnify and save harmless Emerald and its Affiliates and their respective successors and assigns, and their respective directors, officers, employees, agents and representatives (the “Emerald Indemnified Parties”) of, from and against any Losses, suffered by, imposed upon or asserted against any of the Emerald Indemnified Parties directly or indirectly as a result of, arising from, in connection with or in respect of:

(a)

any inaccuracy in, misrepresentation of, or breach of any representation or warranty of Village Farms made in Article 4 of this Agreement or in any certificate or other document delivered by Village Farms pursuant to this Agreement; or

(b)	any failure of Village Farms to perform or fulfill any covenant, undertaking, obligation or agreement on the part of Village Farms under this Agreement.

10.3	Survival

(a)

Except as set forth in this Section 10.3(a) and in Section 10.3(b), liability for breaches or non-fulfillment of the representations and warranties of each Party contained in this Agreement or in any certificate delivered hereunder will terminate (and such representations, warranties, obligations and covenants shall survive for) eighteen (18) months following the Closing Date, except:

(i)	in the case of fraud, in which case liability will survive and continue in full force and effect without limitation of time in accordance with Applicable Law; or

(ii)

to the extent that, during such period, the Indemnified Person has given notice to the Indemnifying Party of a claim in respect of any such representation, warranty, obligation, condition or covenant in accordance with this Article 10, in which case liability therefor will survive and continue in full force and effect until the final determination of such claim in accordance with this Article 10.

(b)

The representations and warranties of Emerald contained in Section 3.2 (Corporate Power and Due Authorization of Emerald), Section 3.3 (No Conflict), Section 3.4 (Consents and Authorizations) and 3.7 (Title to Purchased Shares) (collectively, the “Emerald Fundamental Representations”) and Emerald’s obligation to indemnify Village Farms hereunder in connection with a breach thereof will survive and continue in full force and effect for six (6) years following the Closing Date.

(c)

The representations and warranties of Village Farms contained in Section 4.1 (Corporate Power and Due Authorization of Emerald), Section 4.2 (No Conflict) and Section 4.3 (Consents and Authorizations) (collectively, the “Village Farms Fundamental Representations”) and Village Farms’ obligation to indemnify Emerald hereunder in connection with a breach thereof will survive and continue in full force and effect for six (6) years following the Closing Date.

(d)	Except as otherwise expressly provided in this Agreement, all covenants and agreements of the Parties contained in this Agreement or any Ancillary Agreement shall survive and continue indefinitely.

(e)

No Party or other Person is entitled to indemnification pursuant to this Article 10 unless such Party or other Person has given written notice of its claim for indemnification pursuant to Section 10.5(a) within the survival periods specified in the foregoing provisions of this Section 10.3.

10.4	Calculation of Liability; Limitations

(a)

For purposes of determining and calculating the amount of any Losses pursuant to this Article 10 in respect of any inaccuracy in, misrepresentation of, or breach of any representation or warranty of either Party contained in this Agreement, all qualifications as to materiality where the words or phrases “material”, “immaterial”, “in all material respects” or words or phrases of similar import are used shall be disregarded, such that the amount of damages payable to an Indemnified Person is not subject to any deduction in respect of amounts below the level of materiality stated in the relevant representation and warranty. Further, but subject to Section 10.4(d), the calculation of such amount shall not be affected by any inspection or inquiries made by or on behalf of the party entitled to be indemnified under this Article 10.

(b)

Notwithstanding the foregoing provisions of this Article 10, the aggregate liability of Emerald or Village Farms, as applicable, of all claims for Losses of Village Farms and any Village Farms Indemnified Party, or Emerald and any Emerald Indemnified Party, as applicable, in respect of matters described in Section 10.1(a) or Section 10.2(a) of this Agreement, as applicable, shall not in any event exceed, in the aggregate, the Purchase Price.

(c)

No indemnification in respect of matters described in Section 10.1(a) or Section 10.2(a) of this Agreement, as applicable, shall be payable by Emerald or Village Farms, as applicable, unless and until the aggregate amount of Losses from all claims against Emerald or Village Farms, as applicable, exceeds $500,000, in which event the Village Farms Indemnified Parties or Emerald Indemnified Parties, as applicable, shall be entitled to recover the full amount of such Losses from the first dollar.

(d)

Notwithstanding anything to the contrary in this Agreement, no Party shall be liable for any Losses pursuant to this Article 10 resulting from or relating to any inaccuracy in or breach of any representation or warranty in this Agreement if the party seeking indemnification for such Losses had knowledge of such inaccuracy or breach before Closing.

10.5	Third Party Claims

(a)

If Village Farms or a Village Farms Indemnified Party (each, an “Indemnified Person”) shall be entitled to any indemnification provided for under this Article 10 in respect of, arising out of or involving any claim, assertion or proceeding by a third party against the Indemnified Person (a “Third Party Claim”), and in respect of which the Indemnified Person proposes to demand indemnification from

Emerald (the “Indemnifying Party”) in accordance with the terms hereof, the Indemnified Person shall give notice to that effect together with particulars of the nature and basis of such claim (including the breach, inaccuracy, non-performance or provision of this Agreement to which such claim relates), together with a reasonable estimate of the Losses relating thereto and copies of any and all relevant pleadings and other demands to the Indemnifying Party with reasonable promptness. The failure to give, or delay in giving, such notice will not relieve the Indemnifying Party of its obligations except and only to the extent of any prejudice caused to the Indemnifying Party by such failure or delay.

(b)

The Indemnifying Party may, by notice to the Indemnified Person given not later than thirty (30) days after receipt of the notice described in Section 10.5(a) relating to a Third Party Claim, assume control of the defence, compromise or settlement of the Third Party Claim provided that:

(i)	the Third Party Claim involves only money damages and does not seek any injunctive or other equitable relief;

(ii)

if the named parties in any Third Party Claim include both the Indemnifying Party and the Indemnified Person, representation by the same counsel would, in the reasonable opinion of external counsel for the Indemnified Person, still be appropriate notwithstanding any actual or potential differing interests between them (including the availability of different defences); and

(iii)

the Indemnifying Party, at the Indemnified Person’s request, provides reasonable assurance to the Indemnified Person of its financial ability to defend the Third Party Claim and to provide indemnification in respect thereof.

(c)

If the Indemnifying Party assumes control of the Third Party Claim it is conclusively established for purposes of this Agreement that the Third Party Claim is within the scope of, and entitled to, indemnification pursuant to this Article 10.

(d)	Upon assumption of control by the Indemnifying Party:

(i)

the Indemnifying Party shall proceed with the defence, compromise or settlement of the Third Party Claim at its sole cost and expense, retaining counsel that is reasonably satisfactory to the Indemnified Person;

(ii)

the Indemnifying Party shall keep the Indemnified Person reasonably advised with respect to the status of the Third Party Claim (including supplying copies of all material documents promptly as they become available) and shall arrange for its counsel to inform the Indemnified Person on a reasonably regular basis of the status of the Third Party Claim; and

(iii)

the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless consented to by the Indemnified Person (which consent may not be unreasonably or arbitrarily withheld, conditioned or delayed).

(e)	The Indemnified Person may retain separate co-counsel at its sole cost and expense, and may participate in the defence of the Third Party Claim.

(f)

The Indemnified Person shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party and use its commercially reasonable efforts to make available to the Indemnifying Party all relevant information in its possession or under its control (provided that it does not cause it to breach any confidentiality obligations), including documentation necessary to support and verify the Losses giving rise to the indemnity claim, and shall give the Indemnifying Party reasonable access to all premises and personnel of the Indemnified Person which would have any bearing on the claim, and shall take such other steps as are, in the reasonable opinion of counsel for the Indemnifying Party, necessary to enable the Indemnifying Party to conduct such defence; provided always that:

(i)	no admission of fault may be made by or on behalf of Village Farms or any Village Farms Indemnified Party without the prior written consent of Village Farms; and

(ii)

the Indemnified Person is not obligated to take any measures which, in the reasonable opinion of the Indemnified Person’s external legal counsel, could be materially prejudicial or unfavourable to the Indemnified Person.

(g)

If (i) the Indemnifying Party fails to give the Indemnified Person the notice required in Section 10.5(b) or any of the conditions in Section 10.5(b) have not been satisfied or (ii) the Indemnifying Party breaches any of its other obligations under this Section 10.5 in a manner that is materially prejudicial to the Indemnified Person, the Indemnified Person may assume control of the defence, compromise or settlement of the Third Party Claim and retain counsel as in its sole discretion is reasonably advisable, the whole at the Indemnifying Party’s sole cost and expense; provided that the Indemnified Person only retains one counsel per applicable jurisdiction. Any settlement or other final determination of the Third Party Claim will be binding upon the Indemnifying Party provided that such settlement has been consented to in writing by Village Farms. The Indemnifying Party shall, at its sole cost and expense, reasonably cooperate with the Indemnified Person and use commercially reasonable efforts to make available to the Indemnified Person all relevant information in its possession or under its control and take such other steps as are, in the reasonable opinion of external counsel for the Indemnified Person, necessary to enable the Indemnified Person to conduct the defence. The Indemnifying Party shall reimburse the Indemnified Person for the costs of defending against the Third Party Claim (including reasonable legal fees and expenses), and shall remain responsible for any Losses the Indemnified Person may suffer resulting from, arising out of, or relating to, the Third Party Claim, in each case, to the extent the Indemnified Person is entitled to indemnify hereunder and in such case, to the fullest extent provided in this Article 10. The Indemnified Person shall keep the Indemnifying Party reasonably advised with respect to the status of the Third Party Claim (including supplying copies of all material documents promptly as they become available) and shall arrange for its counsel to inform the Indemnifying Party on a reasonably regular basis of the status of the Third Party Claim.

(h)

If the Indemnifying Party has provided written notice to the Indemnified Person disputing its liability with respect to any claim for indemnification made hereunder, the Indemnifying Party and Indemnified Person shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, either Party may seek a resolution of such dispute by litigation in a court of competent jurisdiction in accordance with Section 10.1 or Section 10.2, as the case may be.

(i)

Any amount of Losses required or agreed by the Parties to be paid in accordance with this Article 10 shall be paid to the Indemnified Person on demand following the final determination thereof, whether by agreement of the Parties, settlement with any third party or by a court of competent jurisdiction, in each case, in accordance with the terms hereof.

10.6	Indemnification Adjustment to Purchase Price

To the fullest extent permitted under Applicable Law, any amounts payable under this Article 10 shall constitute an adjustment in the Purchase Price.

ARTICLE 11

GENERAL PROVISIONS

11.1	Notices

Any notice or other communication (a “Notice”) given pursuant to or in connection with this Agreement shall be in writing and shall be sufficiently given to a Party to whom it is addressed if transmitted by email or delivered in person to or for such Party at the address of such Party indicated below or at such other address as such Party shall have theretofore notified to the other Parties in accordance herewith. Any Notice so addressed and transmitted or delivered as aforesaid shall be deemed to have been sufficiently given or made on the date on which it was so transmitted by email or delivered (provided that if such day is not a Business Day, the Notice shall be deemed given or made on the Business Day following transmission or delivery).

To Village Farms

Village Farms International, Inc.

4700-80th Street

Delta, British Columbia

V4K 3N3

Attention:    Stephen C. Ruffini

Email:         [Redacted]

With a copy to:

Torys LLP

79 Wellington Street West

TD Centre, Suite 3000

Toronto, Ontario

M5K 1N2

Attention:    John Emanoilidis and Michael Zackheim

Email:         [Redacted]

To Emerald:

Emerald Health Therapeutics, Inc.

210-800 West Pender Street

Vancouver, British Columbia

V6C 1J8

Attention:    Avtar Dhillon and Riaz Bandali

Email:          [Redacted]

With a copy to:

Bennett Jones LLP

2500 Park Place

666 Burrard Street

Vancouver, British Columbia

V6C 2X8

Attention:    James Beeby

Email:         [Redacted]

11.2	Public Announcements

Emerald and Village Farms shall publicly announce the Transaction promptly following the execution of this Agreement by the Parties hereto, the text and timing of such announcements to be approved by each Party in advance, acting reasonably and in good faith. Without first consulting with the other Party, a Party must not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Transaction, or make any filing with any third party or Governmental Authority (other than as required by Applicable Laws, including Securities Laws, or by the request of any Governmental Authority, provided that any Party making such required disclosure shall use its commercially reasonable efforts to give the other Party prior oral or written notice and a reasonable opportunity to review and comment on the disclosure) with respect to this Agreement or the Transaction without the consent of the other Party. Without limiting the generality of the foregoing and for greater certainty, each of the Parties acknowledges and agrees that the Parties shall file, in accordance with Securities Laws, this Agreement under their respective profiles on SEDAR without any further notice to the other Party. The Parties further acknowledge and agree to continue to be bound by the confidentiality provisions in article 12 of the Shareholders Agreement, except following Closing as provided in the SHAG Termination Agreement.

11.3	Expenses

Except as otherwise set forth in this Agreement, each Party shall be responsible for its own costs, expenses and all legal, tax and financial advisory fees, investment banking or brokerage fees and commissions incurred by it in connection with the transactions contemplated in this Agreement and the Ancillary Agreements.

11.4	Further Assurances

Each Party shall, upon the reasonable request of the other Party, whether before, at or after Closing, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, assignments, transfers, conveyances, agreements or other documents as, in the reasonable opinion of the requesting Party, may be necessary or desirable to effectuate the complete consummation of the transactions contemplated herein.

11.5	Equitable Relief

Each Party agrees that irreparable damage to the other Party for which monetary damages, even if available, would not be an adequate remedy in the event that any of the provisions of this Agreement or the Ancillary Agreements (including the failure by any Party to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement or the Ancillary Agreements) was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement or the Ancillary Agreements and to enforce specifically the terms and provisions hereof or thereof in any court of competent jurisdiction, this being in addition to any other remedy to which any Party is entitled at law or in equity, and any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief is hereby waived.

11.6	No Third-Party Beneficiaries

Except as provided in Section 5.10(e), Section 5.10(f) and Article 10, nothing contained in this Agreement or any other agreement entered into pursuant hereto is intended, or should be interpreted as having been intended, to create any right or assume any obligation in favour of, or grant any waiver or release from any obligation to, or otherwise constitute a stipulation in favour of any Person, other than the parties hereto or thereto, as the case may be, and the respective legal successors and permitted assigns of such parties.

11.7	Successors and Assigns

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective legal successors, heirs, representatives and permitted assigns; provided, however, that neither this Agreement nor any benefit hereunder may be voluntarily assigned by Emerald, unless the prior written consent of Village Farms shall have been obtained. Village Farms shall be entitled, without the consent of Emerald, to assign any or part of its rights or obligations under this Agreement to any of its Affiliates, provided that if such assignment takes place, Village Farms or a successor shall continue to be liable jointly and severally for all of its obligations hereunder.

11.8	Entire Agreement

This Agreement and each of the Ancillary Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof or thereof and supersede all prior agreements among the Parties with respect to such subject matter.

11.9	Amendment and Waiver

No supplement or amendment of this Agreement shall be binding upon the Parties unless expressly provided in a document duly executed by each of the Parties. Any waiver of any term or condition or any breach of any covenant of this Agreement shall not operate as a waiver of any other such term or condition or breach, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

11.10	Severability

If any provision of this Agreement shall be held illegal, invalid or unenforceable by any competent court in any relevant jurisdiction, such illegality, invalidity or unenforceability shall attach only to such provision in such jurisdiction and such provision shall be severed herefrom and be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair or render illegal, invalid or unenforceable such provision in any other jurisdiction or any other provision of this Agreement in any jurisdiction.

11.11	Counterparts

This Agreement may be executed by the Parties in several counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the Parties have executed this Agreement.

VILLAGE FARMS INTERNATIONAL, INC.

By:	/s/ Stephen C. Ruffini
Name: Stephen C. Ruffini Title: Chief Financial Officer

EMERALD HEALTH THERAPEUTICS, INC.

By:	/s/ Jim Heppell
Name: Jim Heppell Title: Director

SCHEDULE 2.1(c)(ii)

FORM OF PROMISSORY NOTE

(See attached)

SCHEDULE 5.8(a)

LIST OF RESIGNING DIRECTORS AND OFFICERS

Riaz Bandali

Punit Dhillon

Jim Heppell

FORM OF RESIGNATION AND MUTUAL RELEASE

(See attached)

SCHEDULE 5.8(b)

FORM OF SHAG TERMINATION AGREEMENT

(See attached)

SCHEDULE 5.8(c)

FORM OF NON-SOLICITATION AGREEMENT

(See attached)